Exhibit 99.1

Resources Connection, Inc. Reports First Quarter Results for Fiscal 2014

  Company reports first quarter earnings per share of $0.09 on revenue of $131.7 million
  Company returns $7.0 million in capital to shareholders in dividends and stock buy-backs during first quarter
  Company’s Adjusted EBITDA* Margin for the first quarter is 7.4%

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, stock-based compensation and contingent consideration adjustments

IRVINE, Calif.--(BUSINESS WIRE)--October 1, 2013--Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal first quarter ended August 24, 2013. Resources Connection, Inc. is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the first quarter of fiscal 2014 was $131.7 million, decreasing 3.8% (3.7% on a constant dollar basis) compared to the prior year’s first quarter and 6.1% (6.0% on a constant dollar basis) sequentially. Revenue in the U.S. decreased 2.5% quarter-over-quarter and 5.6% sequentially. International revenue was down 8.1% quarter-over-quarter and 7.5% sequentially (7.5% quarter-over-quarter and 7.2% sequentially on a constant dollar basis).

The Company’s net income for the first quarter of fiscal 2014 was $3.7 million, or $0.09 per diluted share. The Company’s net income for the first quarter of fiscal 2013 was $4.8 million, or $0.12 per diluted share.

“Our first quarter was challenging due to cautious spending by our clients,” said Tony Cherbak, president and chief executive officer of RGP. “However, we are encouraged to see Q-2 start positively with post Labor Day average weekly revenue over $11 million as some of our clients start larger scale initiatives.”

Gross margin was 37.7% in the first quarter of fiscal 2014, decreasing 130 basis points quarter-over-quarter and 120 basis points sequentially. The decline in gross margin quarter-over-quarter was primarily attributable to increased healthcare costs and a decline in the bill rate/pay rate ratio. The first quarter gross margin sequential decline was attributable to similar trends in healthcare costs and the bill rate/pay rate ratio and to paid holidays in the US in the first quarter of fiscal 2014 (there were no paid holidays in the fourth quarter of fiscal 2013).

Selling, general and administrative expenses for the first quarter of fiscal 2014 were $41.6 million, a decrease of $700,000 sequentially and $500,000 from the comparable quarter a year ago.

Cash flow from operations and Adjusted EBITDA were $5.3 million and $9.8 million (7.4% of revenue), respectively, for the first quarter of fiscal 2014 compared to $3.7 million and $13.1 million (9.6% of revenue), respectively, for the first quarter of fiscal 2013.

“We were pleased this quarter to enhance our dividend program,” said Don Murray, executive chairman of RGP. “We increased our quarterly dividend payment by 17% to $0.07 per share; combined with our stock buy-back program, we returned over $7 million to shareholders.”

During the first quarter of fiscal 2014, the Company repurchased 312,000 shares of common stock for $4.2 million. The Company has approximately $68.4 million remaining under its board authorized stock buyback program. On September 19, 2013, the Company paid its quarterly dividend of $2.8 million to shareholders, representing a dividend of $0.07 per share. As of August 24, 2013, the Company’s cash, cash equivalents and short-term investments were $121 million compared to $123 million a year ago.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving over 1,800 clients around the world from more than 70 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, October 1, 2013. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 8, 2013 at 855-859-2056. The conference ID number for the replay is 55643417. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations concerning the Company’s operating results for the second quarter of fiscal 2014. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company’s, and its industry’s, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended

	August 24,	August 25,
	2013	2012
	(Unaudited)

Revenue	$131,704	$136,933
Direct cost of services	81,994	83,544
Gross margin	49,710	53,389
Selling, general and administrative expenses (1)	41,612	42,060
Operating income before amortization and depreciation (1)	8,098	11,329
Amortization of intangible assets	417	426
Depreciation expense	961	1,191
Operating income (1)	6,720	9,712
Interest income	(39)	(48)
Income before provision for income taxes (1)	6,759	9,760
Provision for income taxes (2)	3,106	4,928
Net income (1), (2)	$3,653	$4,832
Basic net income per share (1), (2)	$0.09	$0.12
Diluted net income per share (1), (2)	$0.09	$0.12
Basic shares	39,826	41,720
Diluted shares	39,844	41,774
Cash dividends declared per share	$0.07	$0.06

EXPLANATORY NOTES

  Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.7 million and $1.8 million for the three months ended August 24, 2013 and August 25, 2012, respectively.
  The Company’s effective tax rate was approximately 46% and approximately 51% for the three months ended August 24, 2013 and August 25, 2012, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company’s effective tax rate. In addition, the effective tax rate during the first quarter of fiscal 2014 benefited from the reversal of $350,000 of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

	Three Months Ended
	August 24,	August 25,
	2013	2012
	(Unaudited)

Net income	$3,653	$4,832
Adjustments:
Amortization of intangible assets	417	426
Depreciation expense	961	1,191
Interest income	(39)	(48)
Provision for income taxes	3,106	4,928
EBITDA	8,098	11,329
Stock-based compensation expense	1,654	1,813
Adjusted EBITDA	$9,752	$13,142
Revenue	$131,704	$136,933
Adjusted EBITDA Margin	7.4%	9.6%

RESOURCES CONNECTION, INC.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense and contingent consideration adjustments (if any). Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(in thousands, except consultant headcount)

	August 24, 2013	May 25, 2013
	(Unaudited)

Cash, cash equivalents and short-term investments	$121,387	$119,012
Accounts receivable, less allowances	$ 81,354	$ 84,194
Total assets	$417,647	$417,640
Current liabilities	$ 57,233	$ 61,333
Total stockholders’ equity	$356,448	$352,327
Consultant headcount, end of period	2,237	2,208
Shares outstanding, end of period	39,843	39,705

	Quarter Ended
	August 24, 2013	August 25, 2012
	(Unaudited)

Cash flow from operating activities	$ 5,327	$ 3,706
Cash flow from investing activities	($ 1,412)	$ 12,404
Cash flow from financing activities	($1,572)	($ 8,738)

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick, (US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, (US+) 1-714-430-6500
Chief Financial Officer
nate.franke@resources-us.com